                        SECURITIES AND EXCHANGE COMMISION
                              WASHINGTON, DC 20549


                                ----------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXHANGE ACT OF 1934


                      COLLABORATIVE CLINICAL RESEARCH, INC.
                                (Name of Issuer)


                        COMMON SHARES, WITHOUT PAR VALUE
                         (Title of Class of Securities)


                                   194190 10 4
                                 (CUSIP Number)

                                ----------------

CUSIP NO.  194190 10 4                  13G                 Page 2 of 5 Pages


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            AXIOM VENTURE PARTNERS LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /x/
                                                                     (b) / /


--------------------------------------------------------------------------------
    3       SEC USE ONLY



--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            STATE OF CONNECTICUT

--------------------------------------------------------------------------------
NUMBER OF                             5         SOLE VOTING POWER
SHARES
BENEFICIALLY                                    580,753
OWNED
                               ------------------------------------------------
BY EACH                               6         SHARES VOTING POWER
REPORTING
PERSON                                          -0-
                               ------------------------------------------------
WITH:                                 7         SOLE DISPOSITIVE POWER

                                                580,753
                               ------------------------------------------------
                                      8         SHARED DISPOSITIVE POWER

                                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
            580,753
-------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                           / /

--------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.2%
--------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  194190 10 4                 13G                 Page 3 of 5 Pages


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            ALAN M. MENDELSON

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /x/
                                                                     (b) / /


--------------------------------------------------------------------------------
    3       SEC USE ONLY



--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
NUMBER OF                             5         SOLE VOTING POWER
SHARES
BENEFICIALLY                                    3,100
OWNED
                               ------------------------------------------------
BY EACH                               6         SHARES VOTING POWER
REPORTING
PERSON                                          580,753
                               ------------------------------------------------
WITH:                                 7         SOLE DISPOSITIVE POWER

                                                3,100
                               ------------------------------------------------
                                      8         SHARED DISPOSITIVE POWER

                                                580,753
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
            583,853
--------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                           / /

--------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.3 %
--------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  194190 10 4                   13G                 Page 4 of 5 Pages


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            MARTIN H. CHANZIT

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /x/
                                                                     (b) / /


--------------------------------------------------------------------------------
    3       SEC USE ONLY



--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
NUMBER OF                             5         SOLE VOTING POWER
SHARES
BENEFICIALLY                                    -0-
OWNED
                               ------------------------------------------------
BY EACH                               6         SHARES VOTING POWER
REPORTING
PERSON                                          580,753
                               ------------------------------------------------
WITH:                                 7         SOLE DISPOSITIVE POWER

                                                -0-
                               ------------------------------------------------
                                      8         SHARED DISPOSITIVE POWER

                                                580,753
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
            580,753
--------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                           / /

--------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.2%
--------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  194190 10 4               13G                 Page  5 of 5  Pages


--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SAMUEL F. MCKAY

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /x/
                                                                     (b) / /


--------------------------------------------------------------------------------
    3       SEC USE ONLY



--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
NUMBER OF                             5         SOLE VOTING POWER
SHARES
BENEFICIALLY                                    -0-
OWNED
                               ------------------------------------------------
BY EACH                               6         SHARES VOTING POWER
REPORTING
PERSON                                          580,753
                               ------------------------------------------------
WITH:                                 7         SOLE DISPOSITIVE POWER

                                                -0-
                               ------------------------------------------------
                                      8         SHARED DISPOSITIVE POWER

                                                580,753
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
            580,753
-------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                           / /

--------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.2%
--------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:
                  Collaborative Clinical Research, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  20600 Chagrin Boulevard, Cleveland, Ohio 44122

ITEM 2(a).        NAME OF PERSON FILING:
                  See Item 1 on Cover Pages 2 through 5, inclusive, for the names of each filing person..

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  (i) The principal business office of Axiom Venture Partners Limited Partnership, Alan M. Mendelson and Samuel F. McKay is: 242 Trumbull Street, Hartford, Connecticut 06103.

                  (ii)  The principal business office of Martin H. Chanzit is:
                        25 Cedar Creek, Basking Ridge, new Jersey 07920.

ITEM 2(c).        CITIZENSHIP:
                  See Item 4 on Cover Pages 2 through 5, inclusive, for the citizenship or place of organization for each filing person.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Shares, without par value

ITEM 2(e).        CUSIP NUMBER:
                  194190 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)       / / Bank or dealer registered under Section 15 of the Act,

         (b)       / / Bank as defined in Section 3(a)(6) of the Act,

         (c)       / / Insurance Company as defined in Section 3(a)(19) of the
                   Act,

         (d) / / Investment Company registered under Section 8 of the Investment Company Act,

         (e) / / Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940,

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

         (h)       / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP.

                  See Items 9, 11, 5, 6, 7 and 8 of Cover Pages 2 through 5, inclusive for each filing person for the answers to this Item 4.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT OF BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Axiom Venture Partners Limited Partnership was organized in April 1994 as a Connecticut limited partnership. Alan M. Mendelson, Samuel F. McKay and Martin H. Chanzit together hold all of the outstanding general partnership interest and share equally in the management of the firm.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 12, 1997
                                              -----------------------------
                                                         (Date)

                                       AXIOM VENTURE PARTNERS
                                       LIMITED PARTNERSHIP


                                       By: /s/ Alan M. Mendelson
                                          -------------------------------------
                                       ALAN M. MENDELSON, General Partner


                                       /s/ Alan M. Mendelson
                                       ----------------------------------------
                                                               ALAN M. MENDELSON


                                       /s/ Martin H. Chanzit
                                       ----------------------------------------
                                                               MARTIN H. CHANZIT


                                       /s/ Samuel F. McKay
                                       ----------------------------------------
                                                                 SAMUEL F. McKAY